Exhibit 99.1

McKesson Board of Directors Elects Donald R. Knauss and

Susan Salka as New Independent Directors

SAN FRANCISCO, Calif., September 22, 2014 – As a continuation of ongoing corporate governance enhancements, McKesson Corporation (NYSE: MCK) today announced that its Board of Directors has elected Donald R. Knauss and Susan Salka as new independent directors, effective October 20, 2014. In view of the election of Mr. Knauss and Ms. Salka, the size of the Board of Directors was increased from nine to eleven members, ten of whom are independent.

“Don and Susan are both terrific additions to the McKesson Board,” said John H. Hammergren, chairman and chief executive officer, McKesson Corporation. “Don will bring strong international business management and retail expertise, while Susan brings a deep understanding of emerging trends in healthcare services. The addition of Don and Susan to the Board reflects our ongoing commitment to refreshing and strengthening the diversity of our Board and maintaining industry-leading governance practices.”

Donald R. Knauss

Mr. Knauss, age 63, has served as Chairman and Chief Executive Officer of The Clorox Company since October 2006. Beginning November 20, 2014, he will serve as Chairman only, in a newly created Executive Chairman role. He was Executive Vice President of The Coca-Cola Company and President and Chief Operating Officer for Coca-Cola North America from February 2004 until September 2006. Prior to his employment with The Coca-Cola Company, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble and served as an officer in the United States Marine Corps. He is also a director of the Kellogg Company and a member of the board of trustees of both Morehouse College and the University of San Diego. He was formerly a director of URS Corporation.

Susan Salka

Ms. Salka, age 49, has served as Chief Executive Officer and President of AMN Healthcare Services, Inc. since 2005, and a director of the company since 2003. She has served in several other executive roles since joining the company in 1990, including Chief Operating Officer, Chief Financial Officer and Senior Vice President of Business Development. Ms. Salka is also a director of The Campanile Foundation at San Diego State University. She was formerly a director of Beckman Coulter Inc., Playtex Products, University of California San Diego’s Sulpizio Cardiovascular Center, and the BIOCOM Institute.

The Board has appointed Mr. Knauss and Ms. Salka as members of its Audit Committee and its Governance Committee.

About McKesson Corporation

McKesson Corporation, currently ranked 15th on the FORTUNE 500, is a healthcare services and information technology company dedicated to making the business of healthcare run better. We partner with payers, hospitals, physician offices, pharmacies, pharmaceutical companies and others across the spectrum of care to build healthier organizations that deliver better care to patients in every setting. McKesson helps its customers improve their financial, operational, and clinical performance with solutions that include pharmaceutical and medical-surgical supply management, healthcare information technology, and business and clinical services. For more information, visit http://www.mckesson.com

Contact:

Investors and Financial Media:

Erin Lampert, +1 415-983-8391

Erin.Lampert@McKesson.com

General and Business Media:

Kris Fortner, +1 415-983-8352

Kris.Fortner@McKesson.com